Exhibit 99.1
News Release
Contact:
Mary McGowan
Summit IR Group, Inc.
408-404-5401
mary@summitirgroup.com
Endwave Enters into Amended Settlement Agreement with Receiver for Wood River Capital Management
SAN JOSE, CA — December 21, 2007 — Endwave Corporation (Nasdaq: ENWV) today announced that it has entered into an amended and restated settlement agreement with the court-appointed receiver for Wood River Capital Management and its affiliates. Under the amended and restated settlement agreement, Endwave, Wood River Partners, L.P. and Wood River Partners Offshore, Ltd (the “Wood River Funds”) and, for the limited purposes set forth therein, the court-appointed receiver for the Wood River entities, would enter into a stock purchase agreement pursuant to which, upon satisfaction or waiver of certain conditions to closing, Endwave would acquire 2,502,247 shares of Endwave common stock held by the Wood River Funds. The conditions to closing of this share repurchase include the sale of the remaining 1,600,000 shares of Endwave common stock owned by the Wood River Funds to certain investors. The price per share to be paid by Endwave in the share repurchase will be the lower of $6.83 or the lowest price per share paid by the investors. Upon completion of the share repurchase, the receiver, on behalf of the Wood River entities, will reimburse Endwave $300,000 for professional expenses incurred by Endwave. Upon the completion of the share repurchase and such payment, the mutual releases of claims set forth in the amended and restated settlement agreement will become effective.
The effectiveness of the amended and restated settlement agreement, and the parties’ agreement to enter into the stock purchase agreement have been approved by the United States District Court for the Southern District of New York. In the event court approval is vacated upon appeal, or the share repurchase is not consummated on or prior to January 4, 2008, the amended and restated settlement agreement and share repurchase will be terminated and the parties will be restored to the status set forth in the preexisting Settlement Agreement and Registration Rights Agreement as disclosed in Endwave’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2007.

About Endwave
Endwave Corporation designs, manufactures and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 42 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in San Jose, CA, with operations in Diamond Springs, CA; El Dorado Hills, CA Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company’s web site.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that the sale of Endwave shares held by the Wood River Funds to investors does not occur. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave’s public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in Endwave’s most recent Annual Report on Form 10-K, and subsequently-filed reports on Form 10-Q. Endwave does not undertake any obligation to update such forward-looking statements.